Exhibit 10.19

Patheon Inc.

Description of Compensation for Non-Employee Directors

Each of the non-employee directors of Patheon Inc. (“Patheon”), other than the Chair of Patheon’s Board of Directors (the “Board”), is entitled to receive an initial retainer upon appointment or election to the Board; an annual Board retainer; an annual committee chair retainer, if applicable; an annual committee member retainer, if applicable; and meeting attendance fees, as applicable. The Chair of the Board is entitled to receive an initial retainer upon appointment or election to the Board; an annual chairperson retainer; an annual committee chair retainer, if applicable; and an annual committee member retainer, if applicable. Certain of these amounts are either required to be, or may be, paid in the form of deferred share units (“DSUs”) under the terms of the Directors Deferred Share Unit Plan (the “DSU Plan”). The following table summarizes the retainers and fees to which Patheon’s non-employee directors are entitled, including the amounts paid in cash and/or DSUs.

Initial Retainer (upon being appointed or elected to Board)	$32,000 per annum(1)

Board Retainer	$67,000 per annum(2)

Chairperson Retainer	$140,000 per annum(3)

Committee Chair Retainer

Chair of Audit Committee	$14,000 per annum(4)

Chair of Other Standing Board Committee	$5,000 per annum(4)

Committee Member Retainer

Member of Audit Committee	$6,000 per annum(4)

Member of Other Standing Board Committee	$4,000 per annum(4)

Board and Standing Committee Meeting Attendance Fees	$1,500 per meeting(5)

(1)	Payable entirely in DSUs.
(2)	$32,000 of this amount is payable in DSUs, and the remainder is payable in cash or DSUs at the election of the director.
(3)	$73,000 of this amount is payable in cash, and the remainder is payable in cash or DSUs at the election of the Chair.
(4)	Payable entirely in cash.
(5)	Payable entirely in cash. The Chair of the Board is not entitled to any meeting attendance fees for Board or standing committee meetings.